Exhibit 23.1

AUDIT ALLIANCE LLP® A Top 18 Audit Firm 10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E

Tel: (65) 6227 5428

10 Anson Road #20-16 International Plaza Singapore 079903

Website :www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment No. 3 to Form F-3 of our report dated April 30, 2025, relating to the consolidated financial statements of ABITS Group Inc. and subsidiaries, which appears in its Annual Report on Form 20-F for the year ended December 31, 2024.

Our report includes an explanatory paragraph regarding the retrospective change of its accounting for digital assets.

We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Audit Alliance LLP

December 1, 2025

Singapore

Registered Office: 10 Anson Road #20-16 International Plaza Singapore 079903